Bay Banks of Virginia, Inc. Reports Second Quarter Earnings Up 12%

KILMARNOCK, Va., July 29, 2014 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, reported a 12.1% improvement in earnings of $260,000 for the quarter ended June 30, 2014 compared to $232,000 for the same quarter in 2013. Earnings improved 93.5% to $720,000 for the six months ended June 30, 2014 compared to $372,000 for the six months ended June 30, 2013.

"Our second quarter results were highlighted by loan growth, higher margins and improved asset quality, with nonperforming assets down to 1.37% of total assets. Regulatory approval has been obtained to allow for deposit gathering activities at our new Richmond loan production office. Core earnings remain solid and we anticipate the announcement of a new deposit program and further growth in the Richmond market in the near future," said Randal R. Greene, President and Chief Executive Officer.

  Earnings for the second quarter were $0.05 per share in both 2014 and 2013.  Earnings for the six months ended June 30, 2014 increased to $0.15 per share compared to $0.08 for the same period in 2013.
  The bank's loan portfolio grew by $8.5 million or 3.4% since December 31, 2013, and $25.2 million or 10.7% since June 30, 2013.
  The second quarter's net interest margin increased to 3.92% compared to 3.81% for the prior quarter and 3.51% for the second quarter of 2013.
  Non-interest expense for the second quarter declined by $11,000 compared to the second quarter of 2013.  For the first six months of 2014, non-interest expense declined by $172,000 or 2.7% compared to the same period in 2013.
  Annualized return on average assets improved to 0.31% for the quarter ended June 30, 2014 compared to 0.28% for the same quarter of 2013.

Highlights

Net income:

For the second quarter 2014 compared to the second quarter of 2013 –

  Net income in 2014 increased of 12.1% or $260,000.
  Earnings per share were $0.05 for both quarters.
  Net interest income improved 11.5% or $301,000.
  Provision for loan losses decreased by $82,000 to $97,000.
  Noninterest income decreased 38.9% or $398,000.
  Noninterest expense decreased $11,000.

For the first six months of 2014 compared to the same period of 2013 –

  Net income in 2014 was $720,000, an increase of 93.5% over 2013.
  Earnings per share were $0.15, an increase of $0.07 over 2013.
  Net interest income improved 10.0% or $519,000.
  Provision for loan losses was flat, $262,000 for both 2014 and 2013.
  Noninterest income decreased 13.5% or $271,000.
  Noninterest expense decreased 2.7% or $172,000.

Asset quality:

Asset quality continues to improve –

  Total classified assets decreased by $700,000 on a linked quarter basis, to $9.1 million, and by $4.7 million compared to June 30, 2013.
  Total classified assets declined to 22.6% of tier 1 capital plus the allowance as of June 30, 2014 compared to 24.6% for the prior quarter-end and 35.8% as of June 30, 2013.
  Nonperforming assets decreased $1.2 million on a linked quarter basis, to $4.7 million, and by $1.2 million compared to June 30, 2013.
  Nonperforming assets as a percent of total assets were 1.37% as of June 30, 2014, compared to 1.74% as of June 30, 2013.
  Annualized net loan charge-offs as a percent of average loans declined to 0.12% during the second quarter compared to 0.22% during the first quarter and 0.39% during the second quarter of 2013.
  Allowance for loan losses declined to 1.15% of loans from 1.16% on a linked quarter basis.  Coverage of loan loss reserves to non-performing loans was 166.55% as of June 30, 2014.

Net interest margin improved this quarter:

  Net interest margin increased to 3.92% from 3.81% on a linked quarter basis.
  Yield on earning assets increased to 4.63% from 4.56% on a linked quarter basis.
  Cost of funds improved to 0.74% from 0.78% on a linked quarter basis.

Capital levels remained solid this quarter:

  Tangible common equity as a percent of tangible assets decreased to 10.53% from 10.73% on a linked quarter basis.
  Tier 1 leverage ratio decreased to 11.30% this quarter compared to 11.34% last quarter.

Second Quarter 2014 compared to Second Quarter 2013

Net Interest Income

Net interest income for the second quarter of 2014 increased $301,000, or 11.5%, compared to the second quarter of 2013. This improvement was primarily attributed to a $176,000 reduction in interest expense, which was driven by reductions in costs of time deposits, savings deposits and FHLB advances, plus an increase in interest income of $125,000, which was driven by loan growth.

Non-Interest Income

Non-interest income for the three months ended June 30, 2014 decreased $398,000, or 38.9%, compared to the three months ended June 30, 2013. The decrease was due primarily to losses recognized on the sale of securities of $16,000 in 2014 compared to gains of $268,000 in 2014. Other factors contributing to the decrease in non-interest income were declines of $165,000 in VISA-related fees due to the assignment of merchant agreements to a third party, which was offset by a similar decline in non-interest expense, and $100,000 in secondary market lending fees due to a reduction in mortgage loans originated for sale to Fannie Mae. Offsetting these declines was an increase of $120,000 due to an impairment loss recognized in 2013.

Non-Interest Expense

For the three months ended June 30, 2014, non-interest expense totaled $3.2 million which was relatively flat compared to the same period in 2013.

Six Months ended June 30, 2014 compared to the Six Months ended June 30, 2013

Net Interest Income

Net interest income for the first six months of 2014 increased $519,000 compared to the same period in 2013. This improvement was driven primarily by a $389,000 reduction in interest expense, which was driven by reductions in costs of time deposits, savings deposits and FHLB advances, plus an increase of $130,000 in interest income due to loan growth.

Non-Interest Income

Non-interest income for the six months ended June 30, 2014 decreased $271,000, or 13.5%, compared to the six months ended June 30, 2013. The decrease was due primarily to losses recognized on the sale of securities of $17,000 in 2014 compared to gains of $271,000 in 2014. Other factors contributing to the decrease in non-interest income were declines of $256,000 in VISA-related fees due to the assignment of merchant agreements to a third party, which were offset by reductions in non-interest expense, and $122,000 in secondary market lending fees due to reduced originations of mortgage loans for sale to Fannie Mae. Offsetting these declines was an increase of $120,000 due to an impairment loss recognized in 2013 and a gain of $138,000 due to the sale of the Heathsville branch in the first quarter of 2014.

Non-Interest Expense

For the six months ended June 30, 2014, non-interest expenses totaled $6.3 million, a decrease of $172,000, or 2.7%, compared to the same period in 2013. This decrease is primarily the result of a reduction in salaries and benefits of $154,000.

Balance Sheet

Total assets increased $10.0 million, or 3.0%, to $341.2 million during the six months ended June 30, 2014. This was primarily due to loan growth of $8.5 million, or 3.4%, and an increase in bank owned life insurance of $2.1 million. On the liability side of the balance sheet for the same time frame, the deposit mix improved as non-interest-bearing deposits grew by $1.0 million and time deposit balances shrank by $1.6 million. Borrowings from the Federal Home Loan Bank increased by $10.0 million. Capital increased $740,000 due to improved earnings, net of reductions in accumulated other comprehensive losses.

Asset quality

During the first six months of 2014, asset quality improved. Non-performing assets, excluding troubled debt restructures (TDRs) declined by $2.0 million to $4.7 million, or 1.37% of assets. Classified assets decreased by $2.4 million during the same period to $9.1 million or 22.6% of tier 1 capital plus the allowance for loan losses, due primarily to improved performance of one large credit relationship and the charge-off of another.

For additional details on the Company's financial results, please refer to the Selected Financial Data attached.

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck region, a residential lending production office in Middlesex County, and a new branch office in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration as well as financial planning, investment services, management of IRAs and other investment accounts.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

This report contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, acquisitions and dispositions, and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.

Selected Financial Data

Quarters ended:	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013
(in thousands except for per share and share amounts)

BALANCE SHEET
Assets	$ 341,156	$ 330,097	$ 331,135	$ 334,940	$ 335,316
Loans receivable	259,318	253,599	250,837	248,865	234,161
Deposits	267,086	266,906	268,347	271,964	271,175
Loans to deposits	97.1%	95.0%	93.5%	91.5%	86.4%

CAPITAL
Common equity	$ 38,432	$ 37,939	$ 37,136	$ 36,640	$ 36,111
Total equity to assets	11.27%	11.49%	11.21%	10.94%	10.77%
Tangible common equity to tangible assets	10.53%	10.73%	10.46%	10.19%	10.02%
Tier 1 Leverage Ratio	11.30%	11.34%	10.93%	10.86%	10.76%

PROFITABILITY MEASURES
Interest Income	$ 3,464	$ 3,357	$ 3,357	$ 3,400	$ 3,339
Interest Expense	537	560	659	688	713
Net Interest Income	$ 2,927	$ 2,797	$ 2,698	$ 2,712	$ 2,626
Provision for Loan Losses	97	165	210	304	179
Net Interest Income after Provision	$ 2,830	$ 2,632	$ 2,488	$ 2,408	$ 2,447
Noninterest Income	624	1,113	973	1,745	1,022
Noninterest Expense	3,167	3,108	3,190	3,306	3,178
Income before Taxes	$ 287	$ 637	$ 271	$ 847	$ 291
Income Taxes	27	177	41	227	59
Net Income	$ 260	$ 460	$ 230	$ 620	$ 232
Return on Average Assets	0.31%	0.56%	0.27%	0.74%	0.28%
Return on Average Equity	2.72%	4.90%	2.49%	6.82%	2.55%
Net interest margin	3.92%	3.81%	3.61%	3.60%	3.51%
Yield on earning assets	4.63%	4.56%	4.47%	4.49%	4.45%
Cost of funds	0.74%	0.78%	0.88%	0.92%	0.97%

PER SHARE DATA
Basic Earnings per share (EPS)	$0.05	$0.10	$0.05	$0.13	$0.05
average basic shares outstanding	4,818,733	4,817,885	4,817,856	4,817,856	4,817,856
Diluted Earnings per share (EPS)	$0.05	$0.10	$0.05	$0.13	$0.05
diluted average shares outstanding	4,836,783	4,827,921	4,820,639	4,820,172	4,820,014

ASSET QUALITY
Classified assets	$ 9,063	$ 9,780	$ 11,494	$ 15,369	$ 13,797
Classified assets to Tier 1 capital + ALL	22.60%	24.55%	29.23%	39.27%	35.82%
Non-performing assets (excluding TDR's)	$ 4,684	$ 5,870	$ 6,670	$ 6,391	$ 5,842
Non-performing assets to total assets	1.37%	1.78%	2.01%	1.91%	1.74%
Net charge-offs	$ 74	$ 140	$ 262	$ 309	$ 231
Net charge-offs to average loans	0.12%	0.22%	0.42%	0.51%	0.39%
Loan loss reserves to non-performing loans	166.55%	126.50%	105.48%	120.12%	119.75%
Loan Loss Reserve to Loans	1.15%	1.16%	1.17%	1.20%	1.27%